FORM 4                                               OMB APPROVAL
                                                     OMB NUMBER  3235-0287
                                                     EXPIRES: September 30, 1998
                                                     Estimated Average burden
                                                     hours per response.....0.5


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


[ X ] Check  this box if no
longer  subject  to  Section  16.
Form 4 or Form 5
obligations may continue.
See instruction 1(b).

Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company act of 1940

(Print or Type Responses)
1.  Name and Address of Reporting Person
         Chen, Michael
         13 Fl., No. 21, Sec 2, Tun-Hwa South Road
         Taipei, Taiwan  R.O.C.

2.  Issuer name and Ticker or Trading Symbol
         The Taiwan Fund, Inc. (NYSE: TWN)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
         October, 1998

5.  If Amendment, Date of Original
         (Month/ Year)

6.  Relationship of Reporting Persons to Issuer
         (Check all applicable)

               __ Director                             __10% Owner
               __ Officer (give title below)           _X_Other (specify below)

     Mr. Chen resigned as a Director of the Fund effective October 12, 1998.

7.  Individual or Joint/Group  Filing (Check  applicable line)
        |X| Form filed by One Reporting Person
        __  Form Filed by More than One Reporting Person


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NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1.  Title of Security (Instr. 3)
         Not applicable

2.  Transaction Date (Month/Day/Year)
	   Not applicable

3.  Transaction Code (Instr. 8)
         Code              V
	   Not applicable

4.  Securities Acquired (A) or Disposed of (D)  (Instr. 3, 4 and 5)
         Amount            (A) or (D)                Price
	   Not applicable

5.  Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
	   Not applicable

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
	   Not applicable

7.  Nature of Indirect Beneficial Ownership     (Instr. 4)
	   Not applicable


   If the Form is filed by more than one Reporting Person, see Instruction
    (b)(v).
   Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.

                                 (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1474 (7-96)


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

FORM 4 (continued)

TABLE II. - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 3)
         Not applicable

2. Conversion or Exercise Price of Derivative Security
         Not applicable

3.  Transaction Date (Month/Day/Year)
         Not applicable

4.  Transaction Code  (Instr. 8)
         Code              V
         Not applicable

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
         (A)               (D)
  	   Not applicable

6.  Date Exercisable and Expiration Date        (Month/Day/Year)
         Date Exercisable             Expiration Date
	   Not appliable

7.  Title and Amount of Underlying Securities   (Instr. 3 and 4)
    Title                              Amount or Number of Shares
	   Not applicable

8.  Price of Derivative Security        (Instr. 5)
	   Not applicable

9.  Number of Derivative Securities Beneficially Owned at End of Month(Instr. 4)
	   Not applicable

10. Ownership Form of Derivative Security: Direct (D) or Indirect(I)  (Instr. 4)
	   Not applicable

11. Nature of Indirect Beneficial Ownership              (Instr. 4)
	   Not applicable

--------------------------------------------------------------------------------

Explanation of Responses:


                          /S/ Michael Chen                            10/22/98
                          ------------------------------              --------

                          ***  Signature of Reporting Persons         Date





     *** Intentional misstatements or omission of facts constitute Federal
         Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.











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